Exhibit 2.2

MORTGAGE LOAN PURCHASE AGREEMENT

THIS MORTGAGE LOAN PURCHASE AGREEMENT (this “Agreement”) is entered into and is effective as of this 15th day of September, 2024 by and between Sterling Bank and Trust, F.S.B., a federal savings bank (the “Seller”), with its principal place of business at the address shown on Exhibit “A” attached hereto, and Bayview Acquisitions LLC, a Delaware limited liability company (the “Purchaser”), with its principal place of business at 4425 Ponce de Leon Blvd., 5th Floor, Coral Gables, Florida 33146.

W I T N E S S E T H

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase, for the benefit of Purchaser’s designee, on a servicing released basis and pursuant to the terms herein, all Mortgage Loans (as defined herein) owned and serviced by Seller.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1.              Definitions. As used in this Agreement, the following terms shall have the meanings specified below.

“Affiliate” means, with respect to any Person, any other Person or entity controlling, controlled by or under common Control with such Person.

“Applicable Servicing Requirements” means, with respect to the Mortgage Loans, those mortgage servicing practices of prudent mortgage lending institutions which service loans of the same type as the Mortgage Loans in the respective jurisdictions in which the related Mortgaged Properties are located.

“Assignment of Mortgage” means, with respect to any Mortgage Loan, an individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to give record notice of the sale of the Mortgage to Purchaser.

“Business Day” means (i) any day that is not a Saturday, Sunday, or (ii) a legal holiday in the State of North Carolina, the State of Colorado, the State of Florida, the State of Texas, the State of Michigan or the State of Pennsylvania, or (iii) a day on which banks are required or authorized by law to be closed in the State of North Carolina, the State of Colorado, the State of Florida, the State of Texas, the State of Michigan or the State of Pennsylvania.

“Collateral File” means, with respect to each Mortgage Loan, the documents set forth on Schedule 1.1(a).

“Control” means the power to direct the management and policies of a person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and controlling and controlled shall have meanings correlative to the foregoing.

“Credit File” means, with respect to each Mortgage Loan, the file consisting of the documents (which may be originals, copies or electronic images), other than those documents constituting the Collateral File with respect to such Mortgage Loan, customarily maintained in connection with the origination of mortgage loans of the type covered by this Agreement.

“Custodian” means the custodian designated by the Purchaser, and any successor in interest or permitted assignee of such Custodian.

“Cut-Off Date” means the last calendar day of the month preceding the Purchase Date, or such other date as Purchaser and Seller may agree.

“Delinquent” means, with respect to a Mortgage Loan, that all or any part of the Monthly Payment due on a due date is not made prior to the next scheduled due date for such Mortgage Loan.

“Discount Recapture Amount” means, with respect to any Mortgage Loan, any discount to par reflected in the Purchase Price paid by the Purchaser to Seller on the Purchase Date with respect to such Mortgage Loan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization and any U.S. government-sponsored enterprise program.

“Knowledge” means, with respect to Seller, the actual knowledge of the officers of Seller listed on Schedule 1.1(b).

“Lien” means any lien, claim, mortgage, security interest, pledge, charge, easement, deed of trust, servitude or other encumbrance of any kind or nature whatsoever.

“Material Adverse Effect” means any effect, event, circumstance, development or change that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on (i) the Mortgage Loans taken as a whole, or (ii) with respect to Purchaser, the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; provided that any such effect, event, circumstance, development or change arising from or related to the following matters shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) conditions affecting the United States economy generally, the housing or mortgage market or the mortgage servicing industry, (b) any national or international political or social conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein, (c) conditions resulting from natural disasters, (d) domestic or international financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes in any law or other general binding directives issued by any Governmental Entity, (f) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby or the identity of Purchaser (including employee departures), (g) the compliance by Seller or Purchaser with its covenants and agreements contained in this Agreement, (h) any action taken or omitted to be taken by Seller or Purchaser at the written request or with the written consent of the other party, (i) any items disclosed as of the date hereof on schedules attached to or delivered pursuant to this Agreement, (j) settlements or agreements entered into between one or more mortgage servicers, on the one hand, and a Governmental Entity, on the other, or (k) the taking of any action contemplated by this Agreement and the Purchase Documents, including the completion of the transactions contemplated hereby.

“MERS” means MERSCORP or Mortgage Electronic Registration Systems, Inc. and the MERS® System, an electronic registration system that tracks the mortgage rights of a loan.

“MERS Designated Mortgage Loan” means any Mortgage Loan that is registered with MERS.

“Monthly Payment” means, with respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note.

“Mortgage” means, with respect to any Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures the related Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on the related Mortgage Note.

“Mortgage Loan” means each residential, tenant-in-common mortgage loan sold, assigned and transferred to the Purchaser pursuant to the Agreement and identified on the Mortgage Loan Schedule, including all of the Seller’s rights, title and interest in and to the Mortgage Loan, including, but not limited to, the Servicing Rights, the Mortgage Note, the Mortgage, the Mortgage Loan File, the Monthly Payments, interests in any related insurance policies, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

“Mortgage Loan Documents” means the documents contained in the Mortgage Loan File.

“Mortgage Loan File” means, with respect to any Mortgage Loan, the Collateral File, the Credit File, if any, and the Servicing File (as applicable), referred to collectively.

“Mortgage Loan Schedule” means the schedule of Mortgage Loans attached as Schedule 1.01(c) (and delivered in electronic format to Purchaser), which schedule shall be updated prior to the Purchase Date to reflect the same information with respect to each Mortgage Loan as of the Cut-Off Date.

“Mortgage Note” means, with respect to any Mortgage Loan, the mortgage note, deed of trust note, security deed note or other form of promissory note executed by the Mortgagor with respect to such Mortgage Loan and secured by a Mortgage evidencing the indebtedness of the Mortgagor under a Mortgage Loan, including any allonges or addenda thereto.

“Mortgaged Property” means, with respect to any Mortgage Loan, the undivided tenancy in common interest that is encumbered by a Mortgage.

“Mortgagor” means any obligor under a Mortgage Note.

“OCC” means the Office of the Comptroller of the Currency.

“Obligations” means all obligations and commitments of Seller, mortgagee, owner or servicer relating to or under the Mortgage Loans and related Mortgage Loan Documents.

“Parent” means Sterling Bancorp, Inc., the holding company parent of Seller.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, estate, trust or unincorporated organization, association, organization or other entity or form of business enterprise or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

“Plan of Liquidation” means the plan of liquidation and dissolution adopted by the board of directors of Parent, of which the Stock Purchase Agreement and this Agreement comprises a part.

“Purchase Documents” means each this Agreement and all amendments supplements and replacements, and any other related documents and agreements between the Seller and the Purchaser regarding the sale of the Mortgage Loans.

“Purchase Price Percentage” means eighty-seven percent (87%).

“Regulatory Approvals” means, collectively, the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act and the Federal Reserve Board’s implementing regulations thereunder in respect of the stock sale contemplated by the Stock Purchase Agreement, and with the OCC under the Bank Merger Act and the OCC’s implementing regulations thereunder in respect of the bank merger contemplated by the Stock Purchase Agreement, and the approval or regulatory waiver of such applications, filings and notices by the Federal Reserve Board and OCC, as applicable and any other approvals from or filings with any Governmental Entity contemplated by the Stock Purchase Agreement.

“Remittance Date” means the 10th day of each month, or succeeding Business Day, beginning with the calendar month immediately following the Purchase Date and ending on the Transfer Date.

“Servicer Advances” means all customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by Seller of its servicing obligations, including, but not limited to, (i) funding any principal, interest, tax or other payments, (ii) the preservation, restoration and protection of the Mortgaged Property, (iii) any enforcement or judicial proceedings, including foreclosures, (iv) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, (v) any third party debt counseling provided on behalf of a Mortgage, (vi) any fees paid by Seller in connection with the modification of a Mortgage Loan and (vii) any insurance premium paid by Seller in respect of a Mortgage Loan in accordance with the Mortgage Loan Documents.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and among Parent, Seller and EverBank Financial Corp.

“Servicing File” means, with respect to each Mortgage Loan, all documents, instruments, agreements and records in the possession of Seller, including electronic copies, relating to such Mortgage Loan that are reasonably necessary for the servicing of such Mortgage Loan in accordance with the Applicable Servicing Requirements.

“Servicing Rights” means the right, title and interest in and to the non-recourse servicing of any Mortgage Loan, the related maintenance and servicing fee income and any and all ancillary income arising from or in connection with any Mortgage Loan.

“Shareholder Approval” means the approval by the shareholders of Parent of the Stock Purchase Agreement and the Plan of Liquidation.

“Termination Date” means the date on which the transactions contemplated by the Stock Purchase Agreement are to be consummated.

“Transfer Date” means the date on which servicing is transferred from Seller to the Purchaser’s servicer, which shall be no later than the date which is thirty (30) days after the Purchase Date.

Section 1.2.           General. The terms defined herein include the plural as well as the singular and the singular as well as the plural.

Article II.
PURCHASE AND SALE OF MORTGAGE LOANS

Section 2.1.              Purchase and Sale of Mortgage Loans. Upon the terms and subject to the conditions precedent set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, without recourse, to the Purchaser and/or the Purchaser’s designee, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Mortgage Loans. Such conveyance shall include, without limitation, all rights in respect of the Mortgage Loans, including the Mortgage Loan Files, and any and all proceeds of the foregoing.

It is intended that the conveyance pursuant to this Agreement of the Seller’s right, title and interest in and to the property described in the first paragraph of this Section 2.1 shall constitute, and shall be construed as, a sale of such property and not a grant of a security interest to secure a loan. However, if such conveyance is deemed to be in respect of a loan, it is intended that (i) the rights and obligations of the parties shall be established pursuant to the terms of this Agreement; (ii) the Seller hereby grants to the Purchaser a first priority security interest in all of the Seller’s right, title and interest in, to and under, whether now owned or hereafter acquired, the property described in the first paragraph of this Section; and (iii) this Agreement shall constitute a security agreement under applicable law.

Notwithstanding anything herein to the contrary, Purchaser shall not have any obligation hereunder to purchase any Mortgage Loan with respect to which any of the representations set forth in clauses (b) through (e) on Exhibit “B” hereto (the “Designated Representations”) is not true and correct as of the Purchase Date (a “Defective Mortgage Loan”), provided that no Mortgage Loan shall be deemed a Defective Mortgage Loan hereunder unless (i) no later than October 18, 2024, Purchaser has provided notice to Seller identifying such Mortgage Loan and describing the defects that would cause one or more of the Designated Representations with respect to such Mortgage Loan to not be true and correct (“Material Defects”), it being agreed that no Designated Representation shall be deemed untrue due to the absence from the Collateral File of any documents other than the Mortgage Note, the Mortgage and the final title policy, and (ii) Seller has not cured such Material Defects prior to the Purchase Date.

Section 2.2.              Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, the Purchaser shall assume and shall agree to pay, perform and discharge all Obligations arising on or after the Purchase Date (collectively, the “Assumed Liabilities”).

Section 2.3.              Payment of the Purchase Price.

(a)           Purchase Date Settlement Statement. Within two (2) Business Days prior to the Purchase Date, Seller shall deliver to Purchaser a statement setting forth the elements of the Purchase Price as calculated in accordance with Section 2.3(b), using good faith, reasonable estimates for items to be calculated as of the Purchase Date (the “Purchase Date Settlement Statement”), which is subject to adjustment as provided in Section 2.4. Upon receipt of the Purchase Date Settlement Statement, the Purchaser shall promptly review and inform Seller of any differences noted therein. If Purchaser identifies any differences, Seller and Purchaser shall each use their reasonable efforts to resolve such differences prior to the payment of the Purchase Price. On the Purchase Date, upon the terms and subject to the conditions of this Agreement, as aggregate consideration for the Mortgage Loans, Purchaser will pay to Seller the Purchase Price as set forth on the Purchase Date Settlement Statement. The Seller’s sole recourse with respect to payment of the Purchase Price shall be to Purchaser.

(b)           Purchase Price. The aggregate purchase price for the Mortgage Loans (the “Purchase Price”) shall be equal to:

(i)        an amount equal to the sum of each product obtained by multiplying (x) the unpaid interest bearing principal balance of each Mortgage Loan, as of the Cut-Off Date, as shown on the Mortgage Loan Schedule, by (y) the Purchase Price Percentage, plus

(ii)       an amount equal to all accrued and unpaid interest at the Mortgage Interest Rate for the period from the latest interest paid to date through the day prior to the Cut-Off Date (not to exceed 59 days) for each Mortgage Loan that is fifty-nine (59) days or fewer days Delinquent as of the Cut-Off Date, plus

(iii)      an amount equal to all Servicer Advances incurred after the Cut-Off Date and prior to the Purchase Date.

The Purchaser shall pay the aggregate Purchase Price for the Mortgage Loan, less an amount equal to all payments received by Seller after the Cut-Off Date with respect to the Mortgage Loans to which the Purchaser is entitled pursuant to Section 2.3(c), in cash to Seller at the Closing, by wire transfer of immediately available funds to a bank account designated by Seller.

(c)           Payments Belonging to Purchaser. Purchaser shall be entitled to (i) all payments made by a Mortgagor on account of any Mortgage Loan after the Cut-Off Date, (ii) all other payments of principal collected after the Cut-Off Date, (iii) all payments of interest collected after the Cut-Off Date, and (iv) any other monies received on account of any Mortgage Loan after the Cut-Off Date, in the aggregate.

(d)           Payments Belonging to Seller. All payments and other amounts paid by a Mortgagor on account of any Mortgage Loan on or before the Cut-Off Date shall belong to Seller (except with respect to payments on any Mortgage Loan that has been paid in advance, which shall belong to Purchaser to the extent that any such prepayments are not reflected in the unpaid principal balance of such Mortgage Loan as of the Cut-Off Date).

(e)           No Set Off. Neither Seller nor any of its Affiliates, on the one hand, nor Purchaser or any of its Affiliates, on the other hand, shall have any set off or any other similar rights with respect to (i) any of the funds received by such party pursuant to this Agreement or (ii) any other amounts claimed to be owed to the other party or its Affiliates arising out of this Agreement or any other agreements.

Section 2.4.              Post-Closing Adjustment. Seller and Purchaser shall work in good faith to reconcile any amounts due and owing to either party pursuant to this Agreement within thirty (30) days following the Purchase Date. In the event that an error was made in, or new information is obtained relevant to, the calculation of the Purchase Price on the Purchase Date Settlement Statement and any other amount calculated in accordance with Section 2.3, the discovering Party shall, within thirty (30) days following the Purchase Closing Date, notify the other party as to such error or new information, and shall provide the other party with the related invoice, a receipt reasonably evidencing payment of the related amount or other reasonably sufficient evidence of the related amount (collectively, “Invoice or Payment Evidence”). The party receiving such Invoice or Payment Evidence shall, within thirty (30) days following its receipt thereof, reimburse the discovering party for any amounts that it was required to pay (but did not pay) on the Purchase Date in accordance with Section 2.03(b).

Section 2.5.              Interim Servicing. During the period commencing on the Purchase Date and ending at the close of business on the day prior to the Transfer Date (the “Interim Servicing Period”), the Seller shall, or with the Purchaser’s consent, cause a sub-servicer to, service the Mortgage Loans for and on behalf of the Purchaser in accordance with all Applicable Servicing Requirements. On each Remittance Date, Seller (or its servicer) shall deliver to the Purchaser, or its designee, an excel file containing the data fields listed in Exhibit “C” hereto, or such other information as mutually agreed upon. During the Interim Servicing Period, Purchaser shall pay Seller a servicing fee for the interim servicing of the Mortgage Loans on Purchaser’s behalf in accordance with the fee schedule attached as Exhibit “D” hereto. In no event shall Seller have any liability to Purchaser or any other Person for any failure by Seller to service the Mortgage Loans in accordance with Applicable Servicing Requirements to the extent that such failure results from or arises out of the delivery of the Mortgage Loan Documents to Purchaser prior to the Transfer Date in accordance with this Agreement. Any payments received by Seller after the Purchase Date shall be held by the Seller for the benefit of Purchaser and shall be endorsed/remitted over to the Purchaser on each Remittance Date. To the extent not already done so, the Seller shall deliver any payments received and all files relating to the servicing of the Mortgage Loans, including without limitation, all documents, reports, pay histories as of the Transfer Date and all ledgers necessary to service the Mortgage Loans, not later than three (3) Business Days after the Transfer Date.

Article III.
GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

As a material inducement to Purchaser to enter into this Agreement and each Purchase Document, the Seller represents and warrants to the Purchaser, as of both the date of execution hereof and the Purchase Date, the following:

Section 3.1.              Due Organization and Authority. The Seller is duly organized, validly existing and in good standing under the laws of the United States of America, has all licenses, permits and registrations necessary to carry on its business as now being conducted and is licensed, registered or qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing, registration or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state where a Mortgaged Property is located to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement. The Seller has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and the related Purchase Documents and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement and the related Purchase Documents (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and the related Purchase Documents have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other required action has been taken by the Seller to make this Agreement and the related Purchase Documents valid and binding upon the Seller in accordance with their terms.

Section 3.2.              Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement and the related Purchase Documents is in the ordinary course of business of the Seller. The transactions contemplated by this Agreement constitute part of a set of related transactions that include the transactions contemplated by the Stock Purchase Agreement and the Plan of Liquidation, each of which (including this Agreement) require the approval of Parent’s stockholders.

Section 3.3.              No Conflicts. Neither the execution and delivery of this Agreement or the Purchase Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with its or their terms and conditions, will conflict with or result in a material breach of any of the terms, conditions or provisions of the Seller’s charter, by-laws or other organizational or governance documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect on Seller pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement and the related Purchase Documents.

Section 3.4.              No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement or the related Purchase Documents, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the related Purchase Documents or which would draw into question the validity of this Agreement, the related Purchase Documents or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be reasonably likely to impair materially the ability of the Seller to perform under the terms of this Agreement and the related Purchase Documents.

Section 3.5.              No Consent Required. Except for the Shareholder Approval, the Regulatory Approvals and any separate approval of the OCC that may be required pursuant to 12 C.F.R. 5.53, no consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement and the related Purchase Documents, the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Purchase Documents.

Section 3.6.              No Brokers’ Fees. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans, except for the retention of Keefe, Bruyette & Woods, Inc. and Hovde Group, LLC by Seller and the fees payable pursuant thereto, which Seller has separately disclosed to Purchaser.

Article IV.
SPECIFIC REPRESENTATIONS AND WARRANTIES AS TO LOANS

As further material inducement to Purchaser to enter into this Agreement and each Purchase Document, the Seller hereby makes to the Purchaser as of the Purchase Date the representations and warranties set forth on Exhibit “B” hereto.

Article V.
GENERAL REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Seller to enter into this Agreement and each Purchase Document, the Purchaser represents and warrants to the Seller as follows, as of both the date of execution hereof and the Purchase Date, the following:

Section 5.1.              Due Incorporation and Good Standing. The Purchaser is and shall continue to be duly organized, validly existing and in good standing under the laws of its state of organization. The Purchaser has in full force and effect all licenses, registrations and certifications in all appropriate jurisdictions necessary to conduct all activities to be performed by it hereunder.

Section 5.2.              Authority and Capacity. The Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Purchase Documents and any related agreements or instruments and the consummation of the transactions contemplated hereby and thereby, each has been duly and validly authorized by all necessary action. This Agreement, the Purchase Documents and any related agreements or instruments to which the Purchaser is a party constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as may be limited by judicial discretion, equitable limitations, and applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.

Section 5.3.              No Conflict. Neither the execution and delivery of this Agreement or the Purchase Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with its or their terms and conditions, shall: (a) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Purchaser’s limited liability company operating agreement, or of any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Purchaser in now a party or by which it is bound, or of any law, rule, regulation, order, judgment or decree of any court or governmental authority applicable to the Purchaser, or (b) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of the Purchaser.

Section 5.4.              No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against Purchaser, before any court, administrative agency or other tribunal, asserting the invalidity of this Agreement or the related Purchase Documents, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the related Purchase Documents or which could reasonably be expected to have a material adverse effect on Purchaser’s ability to perform is obligations under this Agreement.

Section 5.5.              No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of or compliance by Purchaser with this Agreement and the related Purchase Documents, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Purchase Documents.

Section 5.6.              No Brokers’ Fees. Purchaser has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the purchase of the Mortgage Loans.

Section 5.7.              Access to Funds. On the Purchase Date, Purchaser will have access to all funds necessary to consummate the transactions contemplated by this Agreement and pay the aggregate Purchase Price and does not require any third party financing to consummate the transactions contemplated by this Agreement.

Section 5.8.              Seller/Servicer Standing; MERS Membership. Purchaser or its servicer is (i) properly licensed and qualified to do business and is in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the service with respect to the Mortgage Loana and (ii) qualified to act as the servicer with respect to the Mortgage Loans. Purchaser is a member in good standing of the MERS® System.

Section 5.9.              Sophisticated Investor. Purchaser is a sophisticated investor and has the knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated by this Agreement, and that its bid and decision to purchase the Mortgage Loans are based upon Purchaser’s own independent evaluation of the Mortgage Loans and any related documents. Purchaser has made such independent investigations as it deems to be warranted into the nature, validity, enforceability, collectability, and value of the Mortgage Loans, and all other facts it deems material to its bid and purchase and is entering into this transaction solely on the basis of that investigation and Purchaser’s own judgment. Purchaser has not based its decision to enter into this Agreement upon any oral or written information provided by Seller or Seller’s personnel, agents, representatives or independent contractors and acknowledges and understands that no employee, agent, representative or independent contractor of Seller has been authorized to make, and that Purchaser has not relied upon, any statements or representations other than those specifically contained in this Agreement.

Section 5.10.            Due Diligence Review. Purchaser has had the opportunity to conduct such due diligence review and analysis of the due diligence materials (which include, but are not limited to the Mortgage Loan Documents, the Mortgage Loan Files, the Credit Files, the Servicing Files and related information), together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any mortgagors, guarantor or surety, if any, may be subject to any pending bankruptcy proceedings), as Purchaser deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Mortgage Loans reviewed by it. Purchaser is aware of the level of and form of documentation with respect to each Mortgage Loan reviewed by it and takes each such Mortgage Loan and the related Mortgage Loan File, respectively, with the knowledge that such documentation may be incomplete.

Section 5.11.            No Other Representations and Warranties. Purchaser acknowledges and agrees that Seller has not and does not represent, warrant or covenant the nature, accuracy, completeness, enforceability or validity of any Mortgage Loan Document, Mortgage Loan File, or any information or documents made available to Purchaser or its counsel, accountants or advisors in connection with the Mortgage Loans and, all documentation, information, analysis and/or correspondence, if any, which is or may be sold, transferred, assigned and conveyed to Purchaser with respect to any and all Mortgage Loans is sold, transferred, assigned and conveyed to Purchaser on an “AS IS, WHERE IS” basis, WITH ALL FAULTS. Purchaser acknowledges that (i) it and its representatives have been permitted access to the books and records, facilities, equipment, contracts and other properties and assets of Seller related to the Mortgage Loans, and that it and its representatives have had an opportunity to meet with officers and employees of Seller and (ii) except for the representations and warranties expressly set forth in Article III and Article IV, (A) Purchaser has not relied on any representation or warranty from Seller or any other Person in determining to enter into this Agreement and (B) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Mortgage Loans or the accuracy or completeness of any information regarding any of the foregoing that Seller or any other Person furnished or made available to Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials). Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III and Article IV, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article VI.
COVENANTS

Section 6.1.              Delivery of Documents.

(a)           Prior to the Purchase Date, Seller, Purchaser and the Custodian shall enter into a mutually acceptable bailment agreement. Pursuant to such bailment agreement, Seller will deliver to the Custodian a Collateral File for each Mortgage Loan. No later than October 18, 2024, Purchaser shall provide to Seller an exception report identifying each document that is included in the Collateral File for any Mortgage Loan but is deficient or is missing from the Collateral File for any Mortgage Loan, where such document deficiency or absence will have a material adverse effect on the collectability of the related Mortgage Loan (the “Collateral Exception Report”). Seller agrees that, during the period commencing on the Purchase Date and ending on the earlier of (i) the Purchase Date and (ii) the later of (x) the 90th day after the date of this Agreement and (y) the date on which the Shareholder Approval is obtained, Seller shall use commercially reasonable efforts to provide any missing documents or cure any deficiencies identified on the Collateral Exception Report.

(b)           Within thirty (30) days following the Transfer Date, Seller will (i) deliver to Purchaser or its designee, all Mortgage Loan Documents in its possession, including without limitation each Credit File and Servicing File, to the extent not already delivered to Purchaser, and (ii) at the instruction of Purchaser, instruct any attorney of Seller that has possession of any Mortgage Loan Files to release to Purchaser or its designee such Mortgage Loan Files to the extent such files are in such Person’s possession.

(c)           On the Purchase Date, the ownership of the Mortgage Loans, including, with respect to each Mortgage Loan, the related Mortgage Note, the Mortgage and the contents of the Mortgage Loan Files, shall be vested in Purchaser, and the ownership of all records and documents with respect to the Mortgage Loans prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be retained and maintained by Seller at the will and for the benefit of Purchaser in a custodial capacity only. Following the sale and purchase of the Purchased Assets as set forth in Article II, Seller’s records shall accurately reflect the sale of such assets to Purchaser.

(d)           Seller shall prepare and deliver the Assignments of Mortgage in recordable form to Purchaser no later than sixty (60) days after Closing. Purchaser shall file or record (if applicable) such Assignments of Mortgage in the relevant jurisdiction within thirty (30) days after receipt from Seller

(e)           For Mortgage Loans (if any) that have been prepaid in full after the Cut-Off Date and prior to the Purchase Date, Seller, in lieu of delivering the related Collateral Files, shall deliver to Purchaser, within five (5) Business Days after the Purchase Date, an Officer’s Certificate which shall include a statement to the effect that such Mortgage Loan has been prepaid in full. In the event that any such Collateral Files were previously delivered by Seller to Custodian in accordance with Section 6.01(a) above, Purchaser will promptly instruct the Custodian to return such file to Seller in accordance with its written instructions.

Section 6.2.              MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loan, the Seller shall take such actions as are necessary to cause the Purchaser and/or the Purchaser’s designee to be clearly identified as the owner and holder of each such MERS Designated Mortgage Loan on the records of MERS for the purposes of the system of recording transfers on beneficial ownership of mortgages maintained by MERS. All expenses incurred in connection with this Section 6.2 shall be allocated fifty percent (50%) to Purchaser and fifty percent to (50%) to Seller.

Section 6.3.              Further Assurances. The Seller shall, at any time and from time to time, promptly, upon the reasonable request of the Purchaser or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, limited powers of attorney, transfers, conveyances, and assurances as may be required for the better vesting and confirming to the Purchaser and its successors and assigns of title to, or to perfect any security interest in, the Mortgage Loans, insurance policies or other property or assets conveyed to the Purchaser hereunder. The Seller shall also take any other acts as may be necessary to effect the transactions contemplated by this Agreement.

Section 6.4.              Expenses; Liabilities. The Seller and the Purchaser, except as otherwise specifically provided herein, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

Section 6.5.              Notices to Mortgagors and Third Parties. To the extent required by applicable law, Seller and Purchaser shall notify the Mortgagors (which may be a joint notice) of the transfer of the ownership and servicing of the Mortgage Loans pursuant to this Agreement, which notices shall comply in all material respects with all applicable laws. Seller and Purchaser shall cooperate with each other and shall use their respective commercially reasonable efforts to provide notice to any third parties as are necessary to permit the sale, transfer, assignment and conveyance to Purchaser of the Mortgage Loans.

Section 6.6.              Tax Matters. Any stamp, recordation, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax and provide to Seller evidence of timely filing and payment of all Transfer Taxes.

Section 6.7.              Early Pay-Off. The Purchaser agrees to (i) promptly notify the Seller in the event that any Mortgage Loan is prepaid in full within ninety (90) days of the Purchase Date, and (ii) pay to the Seller the Discount Recapture Amount within thirty (30) days of receiving the Seller’s written demand therefor.

Article VII.
CLOSING CONDITIONS

Section 7.1.              Conditions to the Obligations of Each Party under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Purchase Date of the following conditions, none of which may be waived:

(a)           Injunctions. None of the parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.2.              Conditions to Obligations of Purchaser under this Agreement. The obligations of Purchaser under this Agreement shall be further subject to the satisfaction or waiver by Purchaser of the conditions set forth in this Section 7.2 at or prior to the Purchase Date:

(a)           Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Purchase Date with the same effect as though all such representations and warranties had been made as of the Purchase Date (except to the extent such representations and warranties speak as of an earlier date), except where any failure of such representations and warranties to be true and correct would not have in the aggregate a Material Adverse Effect, and Purchaser shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect dated as of the Purchase Date.

(b)           Agreements and Covenants. Seller shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by it at or prior to the Purchase Date, except where any failure to so perform or comply would not have in the aggregate a Material Adverse Effect, and Purchaser shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect dated as of the Closing Date.

(c)           Other Documents. Seller shall have furnished to Purchaser such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 or as are customary for a transaction of the type provided for herein as Purchaser may reasonably request.

Section 7.3.              Conditions to Obligations of Seller under this Agreement. The obligations of Seller under this Agreement shall be further subject to the satisfaction or waiver by Seller of the conditions set forth in this Section 7.3 at or prior to the Purchase Date:

(a)           Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Purchase Date with the same effect as though all such representations and warranties had been made as of the Purchase Date (except to the extent such representations and warranties speak as of an earlier date), except where any failure of such representations and warranties to be true and correct would not have in the aggregate a Material Adverse Effect, and Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to such effect dated as of the Purchase Date.

(b)           Agreements and Covenants. Purchaser shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by it at or prior to the Purchase Date, except where any failure to so perform or comply would not have in the aggregate a Material Adverse Effect, and Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to such effect dated as of the Closing Date.

(c)           Purchase Price. Purchaser shall have delivered the Purchase Price to the bank account designated by Seller prior to the Purchase Date.

(d)           Shareholder Approval. Seller shall have received evidence satisfactory to it that the Shareholder Approval has been obtained.

(e)           Regulatory Approval. Seller shall have received evidence satisfactory to it that the Regulatory Approvals have been obtained.

(f)            Other Documents. Purchaser shall have furnished to Seller such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 or as are customary for a transaction of the type provided for herein as Seller may reasonably request.

Article VIII.
THE CLOSING AND RELATED MATTERS

Section 8.1.              Time and Place. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Mortgage Loans and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, NY 10019, at 10:00 A.M. (Eastern time) on such date as is mutually agreed to by Seller and Purchaser (the “Purchase Date”), which in no event shall occur earlier than 2 Business Days following the later to occur of (i) the receipt of the Shareholder Approval and (ii) the receipt of the Regulatory Approvals.

Section 8.2.              Deliveries at the Closing.

(a)           Deliveries by Seller. On the Purchase Date, Seller shall deliver to Purchaser all of the following, in such forms as are agreed upon and acceptable to Purchaser, duly executed by all signatories other than Purchaser, as required pursuant to the respective terms thereof:

(i)        executed counterparts of each Purchase Document to which Seller is a party, including such number of original limited powers of attorney as may be reasonably requested by Purchaser;

(ii)       a receipt for payment of the Purchase Price;

(iii)      the Mortgage Loan Schedule;

(iv)      the Purchase Date Settlement Statement;

(v)       such other Purchase Documents requested by Purchaser that are reasonably necessary to effectuate the sale, transfer, assignment and delivery to Purchaser of the right, title and interest of Seller in and to the Mortgage Loans; and

(vi)      all certificates, and other documents and instruments required to be delivered at the Closing under Article VII hereof.

(b)           Deliveries by Purchaser. On the Purchase Date, Purchaser shall deliver to Seller all of the following closing documents, in such forms as are agreed upon and acceptable to Seller, duly executed by all signatories other than Seller, as required pursuant to the respective terms thereof:

(i)        the Purchase Price;

(ii)       executed counterparts of each Purchase Document to which Purchaser is a party;

(iii)      such other instruments of assumption as are reasonably necessary to effectuate the assumption by Purchaser of the Assumed Liabilities; and

(iv)      all certificates, and other documents and instruments required to be delivered at the Closing under Article VII hereof.

Section 8.3.              Further Assistance and Assurances. Seller shall, at any time and from time to time, promptly, upon the reasonable request of Purchaser, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better vesting or conferring to Purchaser of title in and to the Mortgage Loans and to effect the transactions contemplated hereby. Purchaser shall, at any time and from time to time, promptly, upon the reasonable request of Seller, execute, acknowledge, deliver or perform all such further acts, deeds, assumption agreements, transfers and assurances as may be required for the full assumption and transfer to Purchaser of the Assumed Liabilities and to effect the transactions contemplated hereby. All expenses incurred in compliance with this Section 8.3 shall be the responsibility of the requesting party. Each party agrees that if it receives any payment or amount after the Purchase Date to which another Party is entitled, the recipient shall promptly transfer such payment or amount to the party so entitled.

Article IX.
MISCELLANEOUS

Section 9.1.              Non-Survival. None of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Purchase Date and delivery of the Mortgage Loans other than those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Purchase Date and delivery of the Mortgage Loans, and such covenants and agreements will survive the Purchase Date and delivery of the Mortgage Loans until performed.

Section 9.2.              Amendment; Termination. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be terminated at any time prior to the Purchase Date as follows:

(a)            at any time by the mutual written agreement of Purchaser and Seller;

(b)            by Seller or Purchaser (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in Article III or Article V of this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect;

(c)            By Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation or warranty set forth in Article III or Article V of this Agreement or breach of any covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other Party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating Party to the other Party, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect;

(d)            at the election of Seller or Purchaser, if the Closing shall not have occurred by the Termination Date or such later date as shall have been agreed to in writing by Purchaser and Seller; provided, that no party may terminate this Agreement pursuant to this Section 9.2(d) if the failure of the Closing to have occurred on or before said date was due to such party’s willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;

(e)            by Seller if (i) final action has been taken by a bank regulator whose approval is required in connection with the transactions contemplated by the Stock Purchase Agreement, which final action (x) has become unappealable and (y) does not approve the transactions contemplated by the Stock Purchase Agreement, (ii) any bank regulator whose approval or nonobjection is required in connection with the transactions contemplated by the Stock Purchase Agreement or the Plan of Liquidation has stated that it will not issue the required approval or nonobjection, or (iii) the stockholders of Parent do not approve the transactions contemplated by this Agreement, the Stock Purchase Agreement or the Plan of Liquidation; and

(f)             by Seller or Purchaser if any court of competent jurisdiction or other Governmental Entity shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and unappealable.

In the event of termination of this Agreement pursuant to any provision of Section 9.2, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 9.2, Section 9.4, Section 9.8, Section 9.9, Section 9.14 and Section 9.15, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

Section 9.3.              Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. Purchaser and Seller agree that this Agreement, any Addendum thereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on both Purchaser and Seller the same as if it were physically executed and Seller hereby consents to the use of any third party electronic signature capture service providers as may be chosen by Purchaser.

Section 9.4.              Entire Agreement. This Agreement and each Purchase Document contains the entire agreement between the parties and supersedes all prior agreements, arrangements and understandings relating to the subject matter thereof. There are no written or oral agreements, understandings, representations or warranties between the parties other than those set forth herein.

Section 9.5.               Exhibits. All exhibits and attachments to this Agreement are specifically incorporated herein and made part of this Agreement.

Section 9.6.              Rights Cumulative; Waivers. The rights of each of the parties under this Agreement and each Purchase Document are cumulative, may be exercised as often as any party considers appropriate and are in addition to each such party's rights under any other documents executed between the parties or, except as otherwise modified herein, under law. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

Section 9.7.              Notices. All notices and other communications hereunder shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given: (a) when delivered, if sent by registered or certified mail (return receipt requested); (b) when delivered, if delivered personally or by telecopy, or (c) on the first following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice);

If to the Seller to:

See Seller’s Notice Address which is shown on Exhibit “A” attached hereto.

If to Purchaser to:

See Purchaser’s Notice Address which is shown on Exhibit “A” attached hereto.

Section 9.8.             Governing Law, Venue and Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPALS THEREOF. EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.9.              Attorneys’ Fees. In the event of any dispute hereunder or of any action to interpret or enforce this Agreement or any Purchase Document, any provision hereof or any matter arising herefrom, the prevailing (or substantially prevailing) party in any dispute arising under this Agreement or any Purchase Document or their subsequent performance shall be entitled to recover its actual costs, fees and expenses, including, but not limited to, witness fees, expert fees, consultant fees, attorney (in-house and outside counsel), paralegal and legal assistant fees, and other professional fees, costs and expenses whether in settlement, in any declaratory action, at trial or on appeal and in all dispute resolution proceedings, including bankruptcy and post-judgment collection, proceedings to determine the amount of attorneys’ fees to be awarded; and whether or not suit be brought.

Section 9.10.            Severability. In the case any provision in this Agreement or any Purchase Document shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowlyl drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement or any Purchase Document shall not in any way be affected or impaired thereby.

Section 9.11.            Successors and Assigns. This Agreement and each Purchase Document shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign or delegate its rights or duties hereunder without the prior written consent of the other party.

Section 9.12.            Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this agreement shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.

Section 9.13.            Relationship of Parties. The relationship between the parties is an independent contractor relationship, and the Seller is not, and shall not represent to third parties that it is acting as, an agent for and on behalf of the Purchaser.

Section 9.14.           WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY KNOWINGLY, VOLUNTARY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 9.15.            Publicity. Neither party shall disseminate any external communication regarding the transactions contemplated by this Agreement without advance notice to and the prior review of the other party, which review shall not be unreasonably delayed, except that nothing contained in this Agreement shall prevent any party or its Affiliates from making any and all public disclosures which it reasonably determines to be legally required to comply with applicable law or any request of any applicable Governmental Entity. For the avoidance of doubt, the transactions contemplated by this Agreement constitute part of a set of related transactions that include the transactions contemplated by the Stock Purchase Agreement and the Plan of Liquidation. The transactions contemplated by this Agreement, the Stock Purchase Agreement and the Plan of Liquidation are subject to the prior approval of the stockholders of the Seller’s holding company, which is a publicly-traded company. Purchaser acknowledges that this Agreement will be publicly disclosed by Seller’s holding company, including in filings that it will make pursuant to the Exchange Act in connection with seeking the such stockholder approval. To the extent permitted by applicable law, Seller shall use commercially reasonable efforts to provide draft copies of such filings to Purchaser for review (which shall not be unreasonably delayed) in advance of filing.

Section 9.16.            No Recourse. Purchaser acknowledges and agrees that, in respect of the Mortgage Loans and the Mortgage Loan Documents, Purchaser may ultimately receive from one or more Mortgagors an amount less than the portion of the Purchase Price allocated thereto and that Purchaser shall have no recourse against Seller or any of its subsidiaries or Affiliates or its or their respective officers, employees, directors, shareholders, agents or representatives for such deficiency of the principal, interest, fees, expenses or any other amounts owing under the Mortgage Loans or under or pursuant to any of the Mortgage Loan Documents or any other document executed in connection therewith.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed by one of its duly authorized officers, all as of the date first above written.

“SELLER”

STERLING BANK AND TRUST, F.S.B.

By:	/s/Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	President and Chief Executive Officer

[Signature Page to Mortgage Loan Purchase Agreement]

“PURCHASER”

BAYVIEW ACQUISITIONS LLC

By:	/s/ Philip Seares
Name:	Philip Seares
Title:	Senior Vice President

[Signature Page to Mortgage Loan Purchase Agreement]